EXHIBIT 99.3

U S LIQUIDS INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2002
(In thousands)
(Unaudited)

		Companies	Pro Forma
	Historical	Sold	Adjustments		Pro Forma

		(E)	(F)
REVENUES	$143,952	$(14,748)			$129,204
OPERATING EXPENSES	104,166	(10,112)			94,054

GROSS MARGIN	39,786	(4,636)	—		35,150
DEPRECIATION AND AMORTIZATION	11,040	(1,484)			9,556
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	20,423	(2,141)			18,282
GOODWILL IMPAIRMENT	51,050	(6,333)			44,717
SPECIAL INCOME, net	(1,178)	—			(1,178)

LOSS FROM OPERATIONS	(41,549)	5,322	—		(36,227)
INTEREST EXPENSE, net	6,151	(2)	(449	)(1)	5,700
OTHER INCOME, net	(8)	5			(3)

LOSS BEFORE INCOME TAXES	(47,692)	5,319	449		(41,924)
BENEFIT FOR INCOME TAXES	(2,690)	—	—	(2)	(2,690)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	91,003	(22,615)			68,388

NET LOSS	$(136,005)	$27,934	$449		$(107,622)

BASIC LOSS PER COMMON SHARE:

BASIC LOSS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(2.80)				$(2.45)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(5.66)				$(4.25)

BASIC LOSS PER COMMON SHARE	$(8.46)				$(6.70)

DILUTED LOSS PER COMMON SHARE:

DILUTED LOSS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(2.80)				$(2.45)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(5.66)				$(4.25)

DILUTED LOSS PER COMMON SHARE	$(8.46)				$(6.70)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	16,074				16,074

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING	16,074				16,074

(E)	Reduction of revenues and expenses as a result of the businesses sold. These amounts do not consider any allocation of corporate overhead to the companies that were sold, and therefore, selling, general and administrative expenses do not reflect any potential reductions in corporate costs in response to this change in the Company.

(F):

(1)	Approximately $419,000 is the estimated reduction in interest expense as a result of debt being reduced by $9.0 million. Interest expense was calculated using a weighted average interest rate of 6.20%. Interest expense was also reduced by approximately $30,000 as a result of the early payoff of the capital lease obligations using an estimated interest rate of 8.0%.

(2)	No pro forma tax impact due to federal tax rate of zero.